CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation entitled *Evaluation of Various Atlas Partnerships, To the Interests of the Partnerships, Effective December 31, 2008, Job 09.1078,* as an exhibit to the Registration Statement for the Atlas Public #19-2010 Program, and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.

By: D Randall Wright.
D. Randall Wright, President

January 5, 2010
Wright & Company, Inc.
Brentwood, TN